Exhibit 10.46

SALE AND PURCHASE AGREEMENT

        This Sale and Purchase Agreement (“Agreement”) is entered into of this 29th day of October, 2004, by and between Printers Alliance, Inc., a Delaware corporation whose principal place of business is 6060 N. Central Expressway, Suite 560, Dallas, Dallas County, Texas 75206 (“Purchaser”); Executive Auto Services, Inc., a Texas corporation whose principal place of business is located at 15950 North Dallas Parkway, Suite 400, Dallas, Dallas County, Texas 75248 and Summit Travel, Inc., a Texas corporation whose principal place of business is located at 3100 Premier Drive, Suite 232, Irving, Dallas County, Texas 75063 (collectively, “Guarantors”); and Ascent Assurance Inc., a Delaware corporation whose principal place of business is 3100 Burnett Plaza, Unit 33, 801 Cherry Street, Fort Worth, Tarrant County, Texas 76102 (“Seller”), owner of all of the issued and outstanding capital stock of Westbridge Printing Services, Inc., a Delaware corporation (“Company”).

INTRODUCTION

        Seller desires to sell and Purchaser desires to purchase all of the issued and outstanding capital stock of Company on the terms and conditions set forth in this Agreement.

        In consideration of the mutual promises of the parties; in reliance on the representations, warranties, covenants and conditions contained in this Agreement; and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged and confessed, the parties agree as follows:

ARTICLE 1

Sale

        1.01.   Seller agrees to sell, convey, transfer, assign and deliver to Purchaser all of the issued and outstanding capital stock of Company, and Purchaser agrees to purchase such stock and all of the assets of the Company except certain accounts receivable as described in Section 1.02. Further, Guarantors agree to guarantee the timely and proper performance by the Company and Purchaser of certain future payment and other obligations of the Company, as provided herein pursuant to their respective Guarantee Agreements attached hereto as Exhibits 1 and 2, respectively, and by this reference incorporated for all purposes herein.

Consideration for Sale

        1.02.   In consideration of the sale and transfer of the shares of capital stock of Company and the representations, warranties, and covenants of Seller set forth in this Agreement, Purchaser shall assume, jointly and severally with Company, certain obligations of Company, which obligations are fully described in Exhibit 3, which is attached hereto and by this reference incorporated for all purposes herein, and no other. The parties expressly agree that the present and fixed obligations of Company not fully described in Exhibit 3 shall be retained by Seller and shall be fully and timely paid by Seller as a part of the consideration due Purchaser from Seller under this Agreement. As additional consideration for its purchase of Company, Purchaser shall cause the Company to use its best efforts to timely and properly collect the accounts receivable due the Company on the Closing Date, and to timely and properly pay the accounts payable of the Company as of the Closing Date when such accounts are due. Seller and Purchaser agree that the net amount of any sums the Company recovers from accounts receivable as of the Closing Date which exceed the sum of (a) all accounts payable, as of the Closing date and (b) the lesser of twenty thousand dollars ($20,000.00) and the sum of all severance payments made by the Company to individuals that were employees of the Company on the Closing Date, and who are terminated by the Company within forty five (45) days of the Closing Date shall be divided between Seller and Purchaser as follows: Seller shall receive sixty percent (60%) of such excess and Purchaser shall receive forty percent (40%) of such excess. Seller and Purchaser agree to follow the procedures set forth in Exhibit 4 with respect to (a) the timely determination of the amount of the accounts receivable and the accounts payable as of the Closing Date, (b) the timely collection after the Closing Date of the accounts receivable as of the Closing Date, and (c) the timely payment after the Closing Date of the accounts payable as of the Closing Date. The pro forma impact of the foregoing provisions on the Company’s unaudited balance sheet as of September 30, 2004 is set forth at Exhibit 6, which is attached hereto and by this reference incorporated for all purposes herein.

Closing

        1.03.   The parties agree to use their best efforts to consummate this transaction (the “Closing”). The Closing shall take place at the office of Seller or at such other place as is mutually agreed upon by Seller and Purchaser on or before October 29, 2004, (“the Closing Date”). In either event, all terms and conditions to the Closing of this Agreement shall have been met on or before the Closing Date.

Termination of 401k Participation

        1.04.   The parties understand, agree and acknowledge that as of the Closing Date the employees of the Company will no longer have the right or option to participate in the 401k plan sponsored by an affiliate of Seller.

Proration of Taxes

        1.05.   Seller shall be solely responsible for and shall promptly pay all Taxes which accrued in connection with the Company, its assets, employees, sales or any other matter or thing connected with Company prior to 2004. All such Taxes which accrued during 2004 shall be prorated as follows: Seller shall be responsible for and shall pay when due, five sixths (5/6s) of all such Taxes and Purchaser shall cause Company to pay or shall itself pay one sixth (1/6) of all such Taxes when due.

ARTICLE 2

SELLER’S REPRESENTATIONS AND WARRANTIES

        Seller hereby represents and warrants to Purchaser that the following facts and circumstances are and at all times up to the Closing Date will be true and correct.

Organization

        2.01.   The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is qualified to do business in Texas. The Company has all requisite power and authority (corporate and, when applicable, government) to own, operate, and carry on its business as now being conducted. The Company’s certificate of incorporation, certificate of good standing in the State of Delaware dated October 18, 2004, articles of incorporation and bylaws as currently in effect are contained in Exhibit 7 which is attached hereto and by this reference incorporated for all purposes herein.

Capital Stock

        2.02.   The amount of authorized capital stock and the number of shares issued and outstanding of Company is set forth in Exhibit 8, which is attached hereto and by this reference incorporated for all purposes herein. The issued and outstanding shares of capital stock of Company have been validly issued, are fully paid and non-assessable, and were issued in compliance with applicable federal and state laws regulating the offer and sale of securities. There are no outstanding options, warrants or similar rights to purchase or convert any obligation into the capital stock or other securities of Company. A Waiver and Consent Agreement, as well as Lost Stock Affidavit have been executed by Credit Suisse First Boston Management Corporation, a copy of each of which is attached hereto as Exhibits 24 and 25, respectively, and by this reference both are incorporated for all purposes herein. As a result, the capital stock of the Company is owned, of record and beneficially, by Seller free and clear of all liens, claims and encumbrances.

Good Standing

        2.03.   The Company is a corporation in good standing with the State of Texas as well as, Delaware, its state of incorporation, and has filed all reports, tax returns, public information reports and other documents and has paid all taxes, fees and other sums necessary for it to remain in good standing for the current year.

Taxes Paid

        2.04.   The Company has paid all federal income taxes, social security taxes, Medicare taxes, FICA, FUTA, sums withheld from employees’ wages and other sums due the Internal Revenue Service, the United States Department of the Treasury and other governmental entities for all periods up to and including the payroll period ended on June 30, 2004. Such taxes for payroll periods in the quarter ended September 30, 2004 will be paid, when due, by October 31, 2004. Such taxes for the payroll period ended October 15, 2004 and the “cut-off” payroll period ended as of the Closing Date, will be paid by Seller, when due, by January 31, 2004.

Texas Workforce Commission

        2.05.   The Company has paid all sums due the Texas Workforce Commission and other governmental agencies.

Employee Benefit Plan Payments

        2.06.   The Company has paid all sums due in connection with any employee pension plan, employee insurance plan and other employee benefit plan, including (without limitation) all sums withheld from its employees’ wages.

Company a Worker’s Compensation Non-Subscriber

        2.07.   The Company is not a subscriber under the worker's compensation insurance for its employees.

Sales by Customer

        2.08.   The Company has successfully made the sales described in Exhibit 9, entitled “Sales by Customer,” which is attached hereto and by this reference incorporated for all purposes herein.

Company Owns Inventory

        2.09.   The Company owns and is in possession of the paper, ink and prepress material described in Exhibits 10, 11 and 12, except the Company does not own or have possession of the paper, ink and prepress material described therein which has been consumed by the Company in the ordinary course of its business since September 30, 2004, which Exhibits are attached hereto and by this reference incorporated for all purposes herein.

Business Relationships

        2.10.   The Company has past or current business relationships with the customers named in Exhibit 9.

Accounts Receivable

        2.11.   As of the date set forth in Exhibit 13, which is attached hereto and by this reference incorporated for all purposes herein, the Company owned the accounts receivable described in Exhibit 13.

Accounts Payable

        2.12.   As of the date set forth in Exhibit 14, which is attached hereto and by this reference incorporated for all purposes herein, the Company was liable for the accounts payable described in Exhibit 14.

Accuracy of Information

        2.13.   All of the information set out in this Agreement and in each of the attached Exhibits was true and complete as of the date(s) indicated therein and includes all information necessary to make all such Exhibits not misleading.

Civil Actions and Administrative Proceedings

        2.14.   Except as described in Exhibit 15, which is attached hereto and by this reference incorporated for all purposes herein, no lawsuit, civil action, criminal action, administrative proceeding or other liability or potential liability of Company is pending or threatened and, to the best of Seller’s knowledge and belief formed after reasonable inquiry, Company has neither engaged in nor suffered to be done any act, omission or both which has or may reasonably be expected to give rise to any claim against it by any person or organization..

Stock and Assets Encumbered

        2.15.   The stock of the Company is not encumbered by any debt. The assets of the Company are encumbered only by the leases contained in Exhibit 3 and the obligations thereunder.

Ownership in Other Companies

        2.16.   The Company has no interest in any other corporation, firm, business or partnership, nor any subsidiaries.

Officers and Directors

        2.17.   Exhibit 16, which is attached hereto and by this reference incorporated for all purposes herein contains a true and correct list of all officers and directors of the Company.

Employees and Borrowed Employees

        2.18.   Exhibit 17, which is attached hereto and by this reference incorporated for all purposes herein contains a true and correct list of all sales employees of the Company, as well as all management employees of a subsidiary of Seller who have been the borrowed employees of and assigned principally to the Company, their annual rate of compensation, and any bonuses paid during 2004.

Financial Statements

        2.19.   Exhibit 18 is attached hereto and by this reference incorporated for all purposes herein and contains the unaudited financial statements of the Company, as follows:(a) unaudited pro forma statements of operations for the years ended December 31, 2001 through December 31 2003 and the nine months ended September 30, 2004; and (b) unaudited pro forma balance sheets as of December 31, 2001, 2002 and 2003 and September 30, 2004. Except as disclosed in Exhibit 18, the unaudited financial statements present fairly and accurately the financial position and results of operation of the Company at the dates and for the periods covered, in each case in conformity with generally accepted and consistently applied accounting principles. There are no liabilities or obligations of Company, accrued, absolute, contingent, inchoate, or otherwise that arose out of or relate to any matter, act, or omission occurring from September 30, 2004, to the date of this Agreement, other than liabilities or obligations incurred in the normal course of business. Since September 30, 2004, to the best of Seller’s knowledge and belief there have not been:

                    (a)   Any material adverse change in financial condition, operations, sales or net loss of the Company;

                    (b)   Any loss, damage or destruction to Company’s properties or assets, tangible or intangible (whether or not covered by insurance);

                    (c)   Any change in policy regarding compensation payable to or to become payable to any of Company’s officers, directors, employees or agents;

                    (d)   Any labor dispute, disturbance, or attempt to organize a union;

                    (e)   Any proposed law or regulation or any actual event or condition of any character that is known to Company or Seller that materially adversely affects the business or future prospects of Company;

                    (f)   Any claim, litigation, event or condition of any character that materially adversely affects the business or future prospects of Company;

                    (g)   Any issuance, purchase of, or agreement to issue or purchase shares of capital stock or other securities of Company, except as contemplated in this Agreement;

                    (h)   Any mortgage, pledge, lien or encumbrance made or agreed to be made on any of Company’s assets or properties, tangible or intangible;

                    (i)   Any sale, transfer, other disposition of or agreement to sell, transfer or dispose of Company’s properties or assets, tangible or intangible, except as contemplated in this Agreement and except in the normal course of business and then only for full and fair value received;

                    (j)   Any loans, advances, or agreements with respect to any loans or advances, other than to customers in the normal course of business and that have been properly reflected as accounts receivable on Company’s books;

                    (k)   Any transaction outside the ordinary course of business; and

                    (l)   Any agreement by Seller or Company to do any of the items described in Subparagraphs (a) through (k), above.

Taxes

        2.20.   All federal, state, local and foreign income, ad valorem, excise, sales, use, payroll, unemployment and other taxes and assessments (“Taxes”) that are due and payable by Company or by Seller on behalf of Company have been properly computed, duly reported, fully paid and discharged. There are no unpaid Taxes that are or could become a lien on the property or assets of Company or require payment by Company, except for current Taxes not yet due and payable. All current Taxes not yet due and payable by Company, if any, have been properly accrued on the balance sheets of Company and all records of the same have been furnished to Purchaser. Company has not incurred any liability for penalties, assessments or interest under the Internal Revenue Code, the Texas Tax Code or any other applicable statute, regulation or law. Seller warrants to Purchaser that no unexpired waiver executed by or on behalf of Company with respect to any Taxes is in effect.

Real Property

        2.21.   Exhibit 3, which is attached hereto and by this reference incorporated for all purposes herein, includes a complete and accurate legal description of each parcel of real property owned by, leased to, or leased by Company together with true, correct, and complete copies of all real property leases. Exhibit 19, which is attached hereto and by this reference incorporated for all purposes herein, contains a description of all leasehold improvements located on the real property that have not been fully depreciated. All of the material real property leases are valid and in full force. There does not exist any default or event that with notice, lapse of time, or both will constitute a default under any of these lease agreements. All of the buildings, fixtures, and leasehold improvements used by Company in its business are located on the real property. The zoning of each parcel of property described in Exhibit 1 permits the presently existing improvements and the continuation of Company’s business presently being conducted on such parcel. Neither Company nor Seller is aware of any enacted or proposed changes to such zoning.

Other Tangible Personal Property

        2.22.   The equipment, furniture, fixtures, and other personal property described in Exhibit 19 which attached hereto and by this reference incorporated for all purposes herein and all of the equipment, furniture, fixtures, and other personal property located at the Company’s facilities in its subleased portion of the premises located at 7333 Jack Newell Blvd. North, Fort Worth, Texas 76118 constitute most all the items of tangible personal property owned by, in the possession of, or used by Company in connection with Company’s business except Inventories. Except as stated in Exhibit 3, no personal property used by Company in connection with its business is held under any lease, security agreement, conditional sales contract, or other title retention or security agreement or is located any place other than in the possession of Company.

Title to Assets and Properties

        2.23.   The Company has good and marketable title to all of its assets and properties, tangible and intangible, which is material to Company’s business and future prospects. These assets and properties constitute all of the assets and interests in assets that are used in Company’s business. All of these assets are free and clear of mortgages, liens, pledges, charges, encumbrances, equities, claims, easements, rights of way, covenants, conditions, and restrictions, except for the following:

                    (a)   Those disclosed in Company’s balance sheets as of September 30, 2004, included in Exhibit 18 to this Agreement;

                    (b)   The lien of current Taxes not yet due and payable; and

                    (c)   Possible minor matters that, in the aggregate, are not substantial in amount and do not materially detract from or interfere with the present or intended use of any of the assets and properties nor materially impair business operations.

Customers and Sales

        2.24.   Exhibit 9 is a correct list for the nine (9) months ended September 30, 2004 of all customers of Company that are not affiliated with the Seller, together with summaries of the sales made to each customer during the period described therein. Except as indicated in Exhibit 9, neither Company nor Seller has information or is aware of any facts indicating that any of these customers intend to cease doing business with Company or to materially alter the amount of the business that they are presently doing with Company. Neither Company nor Seller has information or is aware of any facts indicating that any of the Company’s sales staff intend to cease doing business with Company or to materially alter the amount of the business that they are presently doing with Company.

Laws and Regulations

        2.25.   Company is not in default or in violation of any law; regulation, court order, or order of any federal, state, municipal, foreign, or other government department, board, bureau, agency or instrumentality, wherever located, that would adversely affect its business or future prospects.

Fringe Benefit Plans; Employment Contracts

        2.26.   There are no employment agreements (in effect with) to which Company is a party. There are no unfunded pension or similar liabilities regarding any employee of Company.

Reserves

        2.27.   The Company maintains no reserves for contingent liabilities.

Bank Accounts

        2.28.   Exhibit 20 which is attached hereto and by this reference incorporated for all purposes herein contains a true and correct list of the names and addresses of all banks or other financial institutions in which the Company has an account, deposit or safe deposit box. Also included are the names of all persons authorized to draw on these accounts or deposits or who have access to them and the account numbers of each account.

Business Operations

        2.29.   The business operations of the Company for the past five years have been in material compliance with all laws, treaties, rulings, directives, and similar regulations of all government authorities having jurisdiction over such business insofar as failure to comply could adversely affect the Company’s business and future prospects.

Authority

        2.30.   Seller and the Company each has full power and authority to execute, deliver and consummate this Agreement, subject to the conditions to Closing set forth in this Agreement. All reports and returns required to be filed by each with any government and regulatory agency with respect to this transaction, if any, have been properly filed. Except as otherwise disclosed in this Agreement, no notice to or approval by any other person, firm or entity, including governmental authorities, is required of Seller or Company to consummate the transaction contemplated by this Agreement.

Full Disclosure

        2.31.   No representation, warranty or covenant made to the Purchaser in this Agreement nor any document, certificate, exhibit or other information given or delivered to Purchaser pursuant to this Agreement contains or will contain any untrue statement of a material fact, or omits or will omit a material fact necessary to make the statements contained in this Agreement or the matters disclosed in the related documents, certificates, information or exhibits not misleading.

Brokers

        2.32.   Neither Seller nor the Company, nor any of the Company’s officers, directors, employees or stockholders, has retained, consented to, or authorized any broker, investment banker or third party to act on Company’s behalf, directly or indirectly, as a broker or finder in connection with the transactions contemplated by this Agreement.

Authority

        2.33.   Seller’s agent executing this Agreement on behalf of Seller has all requisite authority, including (without limitation) all corporate authority of Seller to execute this Agreement on Seller’s behalf. Exhibits 21 and 22 are attached hereto and by this reference incorporated for all purposes herein true copies of resolutions of the shareholders and directors of Seller certified by Seller’s corporate Secretary authorizing Seller’s agent whose signature appears below to execute this Agreement on Seller’s behalf.

Phone System

        2.34.   Seller will surrender its right, title and interest in and to the phone system currently used by the Company, including telephones in the subleased premises of the Company (as depicted in the Sublease Agreement) on the Closing Date.

ARTICLE 3

PURCHASER’S REPRESENTATIONS, WARRANTIES AND WAIVERS

        Purchaser represents and warrants to Seller that:

Authority

        3.01.   Purchaser has full power and authority to execute, deliver and consummate this Agreement subject to the conditions to Closing set forth in this Agreement. All corporate acts, reports and returns required to be filed by Purchaser with any government or regulatory agency, if any, with respect to the transaction contemplated herein have been or will be properly filed prior to the Closing Date. No provisions exist in any contract, document or other instrument to which Purchaser is a party or by which Purchaser is bound that would be violated by consummation of the transaction contemplated in this Agreement. Moreover, the execution, delivery and performance by Purchaser of the duties and obligations contained herein are duly authorized by all necessary corporate or other action and will not (a) violate any provisions of its certificate of incorporation or by-laws (or comparable charter or governance documents); (b) violate an provision of, or require any filing, registration, consent or approval under, any material law, rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to and binding upon Purchaser, or (c) result in a breach of, or constitute a default or event of default or require any consent under any indenture, mortgage or loan or credit agreement or any other material agreement, lease or instrument to which Purchaser is a party or by which its properties may be bound.

Broker

        3.02.   Neither Purchaser, nor any of Purchaser’s officers, directors, or employees, has retained, consented to, or authorized any broker, investment banker, or third party to act on its behalf, directly or indirectly, as a broker or finder in connection with the transactions contemplated by this Agreement.

Organization and Standing of Purchaser

        3.03.   Purchaser is a corporation that has been duly and properly formed, validly exists, and is in good standing under the laws of the State of Delaware. Purchaser possesses corporate power to own property and carry on its business as it is now being conducted. Purchaser has timely and properly filed all reports, tax returns, public information reports and other documents and has paid all taxes, fees and other sums necessary for Purchaser to remain in good standing for the current year.

Solvency

        3.04.   As of the Closing Date Purchaser is not “insolvent” as that term is defined in Section 101 of the Bankruptcy Reform Act of Act of 1978, as amended from time to time and any successor statute. Purchaser does not believe it will, incur liabilities and obligations as a result of this transaction beyond its ability to pay as such obligations and liabilities mature.

Insurance

        3.05.   Purchaser has secured and purchased all reasonable and necessary property and casualty insurance coverage for and on behalf of the Company, effective on the date of Closing, fully insuring and protecting the Company and all of its assets from all forms of loss including, but not limited to fire, theft, wind, electrical, and mechanical caused property losses, as well as liability coverage for bodily injury and property damage allegedly caused by the acts and/or omissions of Purchaser or the Company.

Payments by the Company

        3.06.   Purchaser shall cause the Company to pay, or shall itself pay, the obligations set forth in Exhibit 3 in accordance with the terms of those obligations or in accordance with such other terms as are acceptable to those creditors of the Company to whom those obligations are owed. With respect to the Komori Lithrone Model L640-III Series 45 Six Color Offset Press and the payment obligations under the Sublease, both of which are set forth in Exhibit 3, Purchaser shall cause the Company to pay, or shall itself pay, the sums reflected in Exhibit 3 in the following fashion: (i) Purchaser shall cause the Company to timely and properly generate checks made payable to the creditor of the Company listed in Exhibit 3; (ii) Such checks shall be timely and properly delivered by Purchaser to an agent of Seller designated by Seller within sufficient time for the dispatch, as applicable, of such checks by Seller to those creditors of the Company in time for receipt by such creditors on the due date of each applicable obligation of the Company; and (iii) Seller agrees to use such due and proper care as is necessary to ensure that each such check is timely mailed or otherwise transmitted in order to be timely received by the applicable creditor of the Company.

Joint and Several Liability

        3.07.   Purchaser understands and agrees that it is jointly and severally liable with the Company to the Seller for the liabilities of the Company described in Exhibit 3.

Timely and Proper Maintenance of Press and Equipment

        3.08.   Purchaser understands and agrees that the failure to perform timely and proper maintenance on the presses and printing equipment will lead to a deteriorization of such equipment and a diminution of market value. Accordingly, Purchaser shall cause the Company to timely and properly perform all recommended maintenance on all of the presses and printing equipment of the Company and maintain proper records regarding such maintenance, and if the Company fails to timely and properly perform such maintenance and maintain such maintenance records, then Purchaser shall immediately do so. In addition, Seller shall be permitted access to all maintenance records and maintenance personnel in order to verify Purchaser’s and the Company’s compliance with this representation and warranty.

Performance by the Company

        3.09.   On and after the Closing Date, Purchaser shall cause the Company to timely and properly perform all duties and obligations (i) owed by the Company as the Subtenant under the Sublease Agreement between the Company and Seller, which is attached hereto as Exhibit 26 and by this reference incorporated for all purposes herein, and (ii) owed by the lessee under any of the equipment leases identified in Exhibit 3, and if the Company fails to timely and properly perform all such duties and obligations, then Purchaser shall immediately do so; and with respect thereto, Seller shall have the same rights against Purchaser and the Company as the lessor under each such equipment lease.

Phone System

        3.10.   On the first business day following the Closing Date, Purchaser shall effect a termination of the current local and long distance telephone service from the subsidiary of Seller in whose name such service is currently provided to the Company and transfer such service to the Company.

Maintain Insurance

        3.11.   After the Closing Date, Purchaser shall cause the Company to keep in force all policies of insurance covering the Company’s business, properties and assets, including all insurance listed in this Agreement.

Company to Remain in Good Standing

        3.12.   After the Closing Date, Purchaser shall cause the Company to file all reports, tax returns, public information reports and other documents and timely and properly pay all taxes, fees and other sums necessary for the Company to remain in good standing.

Maintain Compliance With Laws and Regulations

        3.13.   After the Closing Date, Purchaser shall cause the Company to not be in default or in violation of any law; regulation, court order, or order of any federal, state, municipal, foreign, or other government department, board, bureau, agency or instrumentality, wherever located, that would adversely affect its business or future prospects.

Non-Removal of Komori Printing Equipment

        3.14.   After the Closing Date and prior to October 31, 2005, Purchaser shall cause the Company to keep the Komori printing equipment, described in Exhibit 3, housed and properly safe guarded at its current location at 7333 Jack Newell Boulevard North, Fort Worth, Texas unless Company first obtains the prior written approval of Seller, which written approval shall not be unreasonably withheld.

ARTICLE 4

COVENANTS

        Seller covenants with Purchaser that from and after the date of this Agreement until the Closing Date, Seller will and will cause the Company to:

Business Operations

        4.01.   Operate its business and conduct its activities in the normal course of business and not introduce any material new method of management, operation or accounting.

Maintenance of Assets and Properties

        4.02.   Maintain all tangible assets and properties of the Company in as good a state of operating condition and repair, as they are on the date of this Agreement, except for ordinary depreciation, wear and tear.

Absence of Liens

        4.03.   Not sell, pledge, lease, mortgage, encumber, dispose of or agree to do any of these acts regarding any of the assets or properties of the Company, other than in the ordinary course of business, without the prior written approval of Purchaser.

Preservation of Business

        4.04.   Use its best efforts to preserve intact its organization and personnel and to keep available the services of all of its employees, agents, independent contractors and consultants commensurate with the Company’s business requirements.

Preservation of Customer Relations

        4.05.   Use its best efforts to preserve intact the present customers of Company and the goodwill of all customers with respect to the Company and its business.

Maintain Insurance

        4.06.   Keep in force all policies of insurance covering the Company’s business, properties and assets, including all insurance listed in this Agreement.

Absence of Contractual Obligations

        4.07.   Not become obligated on any contract or commitment or incur or agree to incur any liability beyond a period of thirty (30) days or for any amount in excess of $5,000.00 or make any capital expenditures without the prior written consent of Purchaser.

Performance of Obligations

        4.08.   Perform all of its obligations and not make any material amendment to its obligations under all agreements relating to or affecting the Company’s customers, business, properties and assets.

Notification of Litigation

        4.09.   Promptly notify Purchaser in writing of any outstanding or threatened claims; legal, administrative or other proceedings, suits, investigations, inquires, complaints, notices of violations or other process; or other judgments, orders, directives, injunctions or restrictions against or involving the Company or its personnel that could adversely affect the Company.

Access to Books and Records

        4.10.   Make available to Purchaser and its authorized agents, accountants and attorneys for inspection at reasonable times and under reasonable circumstances the following items with respect to Company: assets; properties; business and financial records; tax returns. Seller will use its best efforts to cause Company’s officers and employees to cooperate fully with Purchaser’s examination(s) and to make a full and complete disclosure to Purchaser of all facts regarding the financial condition and business operations of Company.

Employee Compensation

        4.12.   Not increase the compensation payable to or to become payable to any executive officer, key employee or agent; make any bonus payment to any such person; and permit Purchaser to contact such employees, agents, and officers at all reasonable times for the purpose of discussing with them prospective employment by Purchaser on or after the Closing Date. Seller shall use its best efforts to encourage all such persons to accept any employment offered by Purchaser.

Not Solicit

        4.13.   Not negotiate with any person or entity, or solicit or entertain any proposal concerning any acquisition in any form of Company.

Resist Brokers

        4.14.   Assist and cooperate with Purchaser in resisting any claim of any broker, investment banker, or third party for any brokerage fee, finder’s fee, or commission against Purchaser or Company in connection with the transaction_ contemplated by this Agreement.

Maintain Employee Benefit Plans

        4.15.   Not add or discontinue any pension, welfare, or other employee benefit plans, or make any alteration in any existing pension, welfare, or other employee benefit plans.

Payment of Liabilities and Waiver of Claims

        4.16.   Not do, or agree to do, any of the following acts:

a.	Pay any obligation or liability, fixed or contingent, other than current liabilities;
b.	Waive or compromise any right or claim; and/or
c.	Without full payment, cancel any note, loan or other obligation owing to the Company.

Maintain Existing Agreements

        4.17.   Not modify, amend, cancel or terminate any of the Company’s existing contracts or agreements or agree to do so.

Provide Sales and Use Tax Certificates

        4.18.   Deliver to Purchaser clearance certificates from the appropriate agencies in Texas (where Company is qualified to do business) and any other state where Company is qualified to do business as well as any related certificates that Purchaser may reasonably request as evidence that all sales, use and other tax liabilities of Company (other than income tax liabilities) accruing on or before September 30, 2004 and on or before the Closing Date have been fully satisfied or provided for by Company.

ARTICLE 5

CONDITIONS TO PURCHASER’S OBLIGATION TO CLOSE

        The obligation of Purchaser to Close under this Agreement is subject to each of the following conditions (any one of which may, at the option of Purchaser, be waived in writing by Purchaser) existing on the Closing Date, or such earlier date as the context may require.

Representations and Warranties

        5.01.   Each of the representations and warranties of Seller in this Agreement, the disclosures contained in the exhibits to this Agreement, and all other information delivered under this Agreement shall be true in all material respects at and as of the Closing Date as though each representation, warranty, and disclosure were made and delivered at and as of the Closing Date.

Opinion of Counsel

        5.02.   Seller shall deliver to Purchaser an opinion of counsel addressed to Purchaser and dated as of the Closing Date in substantially the form set forth in Exhibit 23, which is attached hereto and by this reference incorporated for all purposes herein.

Compliance With Conditions

        5.03.   The Company and Seller shall each comply with and perform all agreements, covenants and conditions in this Agreement required to be performed and complied with by each of them. All requisite action (corporate and otherwise) in order to consummate this Agreement shall be properly taken by Company and Seller.

Suit or Proceeding

        5.04.   No suit or proceeding, legal or administrative, relating to any of the transactions contemplated by this Agreement shall be overtly threatened or commenced that, in the sole discretion of Purchaser and its counsel, would make it inadvisable for Purchaser to Close this transaction.

Government Approvals and Filings

        5.05.   All necessary government approvals and filings regarding this transaction shall be received or made prior to the Closing Date in substantially the form applied for to the reasonable satisfaction of Purchaser and its counsel. Any applicable waiting period for the approvals and filings shall have expired.

Corporate and Stockholder Action

        5.06.   All corporate and stockholder action necessary to consummate the transactions contemplated in this Agreement shall be properly taken by Seller and the Company. Purchaser shall receive copies of all appropriate resolutions of the Company’s and Seller’s boards of directors and shareholders relating to this Agreement. The resolutions shall be certified by the Company’s and Seller’s respective corporate secretaries.

Board of Directors Resignations

        5.10.   On or before the Closing Date, Seller shall secure the resignations of all directors currently serving on the board of directors of Company, and present a letter from the applicable director(s) confirming such resignation.

ARTICLE 6

CONDITIONS TO SELLER’S OBLIGATION TO CLOSE

        The obligation of Seller to Close under this Agreement is subject to each of the following conditions (any one of which at the option of Seller may be waived in writing by Seller) existing on the Closing Date.

Corporate Action

        6.01.   Purchaser shall take appropriate corporate action regarding this transaction, which shall be evidenced by resolutions of its board of directors and shareholders and certified to Purchaser’s corporate secretary, authorizing Purchaser to enter into and complete this transaction.

Government Approvals

        6.02.   All necessary government approvals regarding this transaction shall be received prior to the Closing Date in substantially the form applied for and to the reasonable satisfaction of Seller and its counsel.

Opinion of Counsel

        6.03.   Purchaser shall deliver to Seller the opinion of outside counsel dated as of the Closing Date in substantially the form set forth in Exhibit 23A.

Guaranties

        6.04.   Executive Auto Services, Inc., a Texas corporation whose principal place of business is 15950 North Dallas Parkway, Suite 400, Dallas, Dallas County, Texas 75248 and Summit Travel, Inc., a Texas corporation whose principal place of business is 3100 Premier Drive, Suite 232, Irving, Dallas County, Texas 75063 (collectively “Guarantors”) shall have timely and properly executed and delivered to Seller their respective written guaranties in the form as set forth in Exhibits 1and 2, which are attached hereto and by this reference incorporated for all purposes herein.

ARTICLE 7

PARTIES’ OBLIGATIONS AT THE CLOSING

Seller’s Obligations at Closing

        7.01.   At the Closing, Seller shall deliver or cause to be delivered to Purchaser instruments of assignment and transfer of all of the issued and outstanding capital stock of Company, free and clear of all liens, claims and encumbrances in form and substance reasonably satisfactory to Purchaser’s counsel. Simultaneously with the consummation of the transfer, Seller shall put Purchaser in full possession and enjoyment of all properties and assets of Company.

        7.02.   Seller, at any time before or after the Closing Date, shall execute, acknowledge and deliver to Purchaser any further deeds, assignments, conveyances, other assurances, documents and instruments of transfer reasonably requested by Purchaser, including a copy of Sublease Agreement between Seller and the Company regarding the space currently occupied by the Company, which has been previously approved and consented to by the landlord of the original lease. Seller shall also take any other action consistent with the terms of this Agreement that may be reasonably requested by Purchaser for the purpose of assigning, transferring, granting, conveying and confirming to Purchaser or reducing to possession any or all property and assets to be conveyed and transferred by this Agreement.

Purchaser’s Obligation at Closing

        7.03.   At the Closing, Purchaser shall deliver to Seller against delivery of the items specified in Paragraph 7.01, above. Purchaser shall also deliver the properly executed guaranties of Guarantors in the form of Exhibits 1 and 2, as well as the properly executed opinion of counsel contained in Exhibit 23A.

ARTICLE 8

SELLER’S OBLIGATIONS AFTER THE CLOSING

Preservation of Goodwill

        8.01.   Following the Closing Date, Seller will restrict its activities so that Purchaser’s reasonable expectations with respect to the goodwill, business reputation, employee relations, and prospects connected with the assets and properties purchased under this Agreement will not be materially impaired.

Change of Name

        8.02.   Seller agrees that, after the Closing Date, it will not use or employ in any manner, directly or indirectly, the name of the Company or any variation of the name. Seller also agrees that, in order to comply with this covenant, it will take and cause to be taken all necessary action, including filing a withdrawal notice for any assumed name certificate bearing the Company’s name or any variant of the name that Seller has previously filed.

Nonsolicitation of Employees

        8.03.   Prior to the third anniversary of the Closing Date, Seller shall not specifically target, directly solicit or hire any individual who is employed by the Company on the Closing Date.

Non-Competition — Printing

        8.04.   Prior to the third anniversary of the Closing Date, Seller shall not engage by itself or through any subsidiary in providing printing services to any entity that is not a subsidiary of Seller at the time such service is provided.

No Acquisition of Conventional 4 Color Offset Printing Press

        8.05.   Prior to the third anniversary of the Closing Date, neither Seller nor any of Seller’s subsidiaries shall purchase, lease, or otherwise acquire a Conventional Four (4) Color Offset Printing Press. Notwithstanding the immediately foregoing sentence, nothing contained herein shall prevent or otherwise restrict Seller and/or any of its subsidiaries from purchasing, leasing, or otherwise acquiring any and all types of black and white or color digital printers or digital presses, including, but not limited to (i) digitally based xerographic color printers such as Xerox Corporation’s DocuColor® 6060 Digital Color Press, DocuColor® 8000 Digital Color Press, or similar product (ii) wet or dry toner based printers, and (iii) Konica Minolta’s ColorFORCE™ 8050 Color Imaging System, or similar product.

Non-Disclosure and Limited Confidentiality

Seller shall not disclose and shall keep confidential the specific details of this transaction and parties involved, except to the extent that such disclosure is required under the securities laws of the United States that govern Seller as a public company.

ARTICLE 9

INDEMNIFICATION

Limited Covenant to Indemnify and Hold Harmless

        9.01.   Seller covenants and agrees to indemnify, defend and hold harmless the Company from and against any and all claims, suits, losses, judgments, damages and liabilities including any investigation, legal and other expenses incurred in connection with and any amount paid in settlement of any tax, claim, action, suit or proceeding (collectively called “Losses”), other than those Losses or potential Losses disclosed in this Agreement or any Exhibit delivered pursuant to this Agreement, to which the Company may become subject, if such Losses arise out of or are based upon any facts and circumstances that constitute a material misrepresentation, breach of warranty, or breach of a material covenant by Seller to Purchaser in this Agreement. This right to indemnification to the Company is in addition to any other right available to Purchaser, including the right of Purchaser to sue Seller for a misrepresentation, breach of warranty, or breach of covenant under this Agreement.

Income Taxes

        9.02.   Without limiting the provisions of the above paragraph 9.01, Seller shall indemnify, defend and hold harmless Purchaser and Company from and against any losses to which the Company may become subject insofar as such losses arise out of or are based on any tax on or measured by the net income of Company during any period on or before the Closing Date.

Notification and Defense of Claims or Actions

        9.04.   When the Company proposes to assert the right to be indemnified under this Article 9 with respect to third-party claims, actions, suits, or proceedings, Purchaser shall cause the Company, within thirty (30) days after receipt of notice of the commencement of the claim, action, suit, or proceeding, to notify Seller in writing, enclosing a copy of all papers served or received. On receipt of the notice, Seller shall have the right to direct the defense of the matter, but the Company shall be entitled to participate in the defense and, to the extent that the Company desires, to jointly direct the defense with Seller with counsel mutually satisfactory to the Company and Seller, at Seller’s expense. The Company shall also have the right to employ its own separate counsel in any such action, at its own expense. The fees and expenses of the Company’s counsel in such circumstance shall be paid by the Company unless: (a) the employment of the counsel has been authorized by Seller; (b) the Company has reasonably concluded that there is a conflict of interest between Seller and the Company in the conduct of the defense of any action in which both are parties and being defended by Seller through one counsel; or (c) Seller has not, in fact, employed counsel that is reasonably satisfactory to Purchaser to assume the defense of the Company in the action. In each of these cases, the reasonable and necessary fees and expenses of the Company’s separate counsel that are actually incurred and paid by the Company shall be reimbursed by Seller. Neither Seller nor the Company shall be liable for any settlement of any action or claim described in this Article 9 that is effected without their consent.

Interest

        9.05.   Any indemnification required of Seller under this Article 9 shall include interest on the amount of the indemnity from the time the indemnified obligation is actually and finally incurred and paid to the date of payment by the indemnitor at the rate of six percent (6%) simple interest per annum.

ARTICLE 10

GENERAL PROVISIONS

Survival of Representations, Warranties and Covenants

        10.01.   The representations, warranties, covenants and agreements of the parties contained in this Agreement or contained in any writing delivered pursuant to this Agreement shall survive the Closing Date for five (5) years.

Notices

        10.02.   All notices that are required or that may be given pursuant to the terms of this Agreement shall be in writing and shall be sufficient in all respects if given in writing and delivered personally or by registered or certified mail, return receipt requested, postage prepaid as follows:

        If to Seller: Ascent Assurance Inc., 3100 Burnett Plaza, Unit 33, 801 Cherry Street, Fort Worth, Texas 76102

        If to Purchaser: Printers Alliance, Inc., 3100 Premier Dr, Suite 232, Irving, Texas 75063.

        Seller and Purchaser may each change the address to which the notices contemplated in this Agreement may be delivered or mailed by delivering or mailing written notice of the new address to which such notices may be delivered or mailed, in the manner contemplated in this part 9.02, to the other. Such written notices change the address to which written notices might be sent pursuant to this Agreement shall be effective ten (10) days after dispatch of the same.

Assignment of Agreement

        10.03.   This Agreement shall be binding on and inure to the benefit of the parties to this Agreement and their respective successors and permitted assigns. However, Purchaser may not assign the rights, duties and obligations it has under the terms of this Agreement to any third party without the prior written consent of Seller, which consent shall not be unreasonably withheld. Any attempt to make such an assignment without such written consent is void.

Governing Law

        10.04.   This Agreement shall be construed in accordance with and governed by the laws of the State of Texas.

Choice of Form

        10.05.   This Agreement is solely performable in Tarrant County, Texas and any action brought to enforce or construe the same or any part thereof shall be brought in a state court of competent jurisdiction sitting in Tarrant County, Texas.

Amendments — Waiver

        10.06.   This Agreement may be amended only in writing by the mutual consent of the parties, evidenced by all necessary and proper corporate authority. No waiver of any provision of this Agreement shall arise from any action or inaction of any party, except an instrument in writing expressly waiving the provision executed by the party entitled to the benefit of the provision.

Entire Agreement

        10.07.   This Agreement, together with any documents and Exhibits attached and incorporated herein or required to be delivered pursuant to the express terms of this Agreement constitutes the entire agreement between the parties to this Agreement. No party shall be bound by any communications between them regarding the subject matter of this Agreement unless the communication is (a) in writing, and (b) is agreed to by all Parties to this Agreement. On execution of this Agreement, all prior agreements or understandings, if any, between the parties shall be null and void.

Reliance on Representations and Warranties

        10.08.   The parties mutually agree that, notwithstanding any right of Purchaser to fully investigate the affairs of the Company and notwithstanding any knowledge of facts determined or determinable by Purchaser pursuant to the investigation or right to investigate, Purchaser may fully rely upon the expressed representations, warranties and covenants made to Purchaser in this Agreement and on the accuracy of any document, certificate or Exhibit given or required to be delivered to Purchaser pursuant to the express terms of this Agreement.

Termination of Agreement

        10.09.   In the event this Agreement is not Closed by October , 2004 then this Agreement shall terminate on and as of that date. Any termination shall not affect in any manner any rights and remedies that any party to this Agreement may have at the time of termination.

Severability

        10.10.   In the event any provision of this Agreement is deemed to be invalid, unenforceable or both, each such provision shall be severable from the remainder of this Agreement.

Counterparts

        10.11.   The parties to this Agreement agree that this Agreement may be executed in one or more identical counterparts, each of which shall be deemed an original, but all of which together shall constitute one agreement.

Rule of Construction

        10.12.   The signatories hereto and their counsel have reviewed this Agreement and agree that the rule of construction providing that any ambiguities in this Agreement are to be construed against the drafter shall not be employed in the interpretation of this Agreement.

        SIGNED on the dates indicated below by the individuals indicated below, each of whom represents and warrants that he or she is fully authorized and empowered by his or her principal to execute this Agreement on behalf of that principal.

ASCENT ASSURANCE INC.,
Seller

by: /Patrick H. O'Neill/ Patrick H. O'Neill Executive Vice President	10-29-04 Date

PRINTERS ALLIANCE, INC.
Purchaser

by: Marti Shelton Marti Shelton, its authorized agent	10-29-04 Date

EXECUTIVE AUTO SERVICES, INC.,
Guarantor

by: Marti Shelton Marti Shelton, its authorized agent	10-29-04 Date

SUMMIT TRAVEL, INC.,
Guarantor

by: Marti Shelton Marti Shelton, its authorized agent	10-29-04 Date

ACKNOWLEDGMENT

STATE OF TEXAS

COUNTY OF TARRANT

        BEFORE ME, the undersigned Notary Public, personally appeared Patrick H. O’Neill, known to me to be the person whose name is subscribed to the foregoing instrument, and acknowledged to me that he executed that instrument in the capacity indicated and for the purposes and consideration expressed therein.

        GIVEN UNDER MY HAND AND SEAL OF OFFICE on this 29th day of October 2004.

Patti Bunch Notary Public in and for The State of Texas My Commission Expires:9-15-2006

ACKNOWLEDGMENT

STATE OF TEXAS

COUNTY OF TARRANT

        BEFORE ME, the undersigned Notary Public, personally appeared Marti Shelton, known to me to be the person whose name is subscribed to the foregoing instrument, and acknowledged to me that he executed that instrument in the capacities indicated and for the purposes and consideration expressed therein on behalf of each of the entities indicated.

        GIVEN UNDER MY HAND AND SEAL OF OFFICE on this 29th day of October 2004.

Patti Bunch Notary Public in and for The State of Texas My Commission Expires:9-15-2006